Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (No. 333-14781) on Form S-3 and (Nos. 333-125924, 333-94713, 333-63298, 033-59081 and 033-59045) on Form S-8 of BTU International, Inc. of our report dated March 16, 2009, with respect to the consolidated balance sheets of BTU International, Inc. and subsidiaries as of December 31, 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2008, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008, which report appears in the December 31, 2008 annual report on Form 10-K of BTU International, Inc.

Our report expresses our opinion that BTU International, Inc. did not maintain effective internal control over financial reporting as of December 31, 2008 because of the effects of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management has identified and included in its assessment the following categories of material weaknesses as of December 31, 2008: accounting personnel and account reconciliations.

/s/ KPMG LLP

March 16, 2009

Boston, Massachusetts